Disclaimer, Terms, and Conditions

This site and services (the "Site") are available for your use by California News Tech, Inc. ("California News Tech") subject to the terms and conditions of this agreement (the "Agreement"). The Media Sentiment TrendTM and graphs on this Site are provided by California News Tech based on news reports searched and analyzed by the DNAshare proprietary technology and collected from web sites providing news ("Information Sources"). BY CONTINUING TO USE THE SITE, YOU ARE INDICATING YOUR AGREEMENT TO BE BOUND BY THE TERMS OF THIS AGREEMENT. IF YOU DO NOT AGREE, CALIFORNIA NEWS TECH IS NOT WILLING TO PROVIDE YOU WITH ACCESS TO THE SITE AND YOU SHOULD IMMEDIATELY DISCONTINUE YOUR USE OF THE SITE. California News Tech may modify this Agreement from time to time in its sole discretion and your continued use of the Site shall constitute acceptance of such modifications.

Data provided on this Site may be delayed as information is processed from Information Sources. California News Tech furnishes the information available on this Site without responsibility for accuracy and you agree that errors contained in such information shall not be made the basis for any claim, demand or cause of action against California News Tech or any Information Sources. California News Tech believes its data and the Media Sentiment TrendTM and graphing services to be reliable, but accuracy is not warranted or guaranteed. Neither California News Tech nor Information Sources guarantees the accuracy, completeness or timeliness of the information provided, or otherwise endorses, recommends, gives investment advice, or advocates the purchase or sale of any security or investment.

You agree not to reproduce, re-transmit, disseminate, sell, distribute, publish, broadcast, circulate or commercially exploit the information available on this Site in any manner without the express written consent of California News Tech, nor to use the information available on this Site for any unlawful purpose. California News Tech may point to other sites that may of be of interest to you but for which California News Tech has no responsibility.

LINKS

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California News Tech PROPRIETARY RIGHTS

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